Exhibit 99.1

Monogram Technologies Upsizes 8.00% Series D Convertible Cumulative Preferred Stock and Warrant Offering to $12.5 Million

AUSTIN, TX – September 11, 2024 – Monogram Technologies Inc. (NASDAQ: MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, today announced an upsize of its previously announced continuous offering of units from $10 million to $12.5 million of units. Each unit consists of (a) one share of the Company’s 8.00% Series D Convertible Cumulative Preferred Stock (the “Series D Preferred Stock”) and (b) one common stock purchase warrant to purchase one share of its common stock, $0.001 par value per share (the “Common Stock”).

The units have no stand-alone rights and will not be certified or issued as stand-alone securities. The warrants will be exercisable after the 180th day after July 9, 2024 (the date of the filing of the original prospectus supplement for the offering) through and including July 8, 2025, unless earlier redeemed. Each common stock purchase warrant is exercisable to purchase one share of Common Stock at an exercise price of $3.375 per share (150% of the public offering price of the unit). The shares of Series D Preferred Stock and the warrants are immediately separable and will be issued and tradeable separately, but will be purchased together as a unit in this offering.

At any time after issuance, each share of the Series D Preferred Stock is convertible into one share of Common Stock at the option of the holder. There is no existing public trading market for the Series D Preferred Stock. The Company does not intend to apply for listing of the Series D Preferred Stock or the common stock purchase warrants on a national securities exchange or quoted on an over the counter market. Dividends on the Series D Preferred Stock, at the Company’s discretion, may be paid in cash or in kind in the form of Common Stock.

The Company will use the proceeds from the offering for general corporate and business purposes, operational needs, and to fund various strategic initiatives, including among other things, new technology development and potential acquisitions..

"We are pleased to be in a position to upsize the offering and further advance Monogram's mission of transforming orthopedic surgeries," said Benjamin Sexson, CEO of Monogram Technologies. "These funds will provide us with additional resources to support key initiatives as we continue to innovate within the orthopedic market."

The offering remains subject to customary closing conditions and the Company is expected to stop taking subscriptions at midnight PT, Thursday, September 12th.

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ:MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. For example, the Company's statement regarding the Company's proposed use of net proceeds is a forward-looking statement. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company's other filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

MGRM@mzgroup.us